UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
August 16, 2011

WESTINGHOUSE SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101
Campbell, CA  95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:
 (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On August 16, 2011, Westinghouse Solar, Inc., a Delaware corporation (“WS” or the “Company”), entered into a securities purchase agreement (the “Securities Purchase Agreement”) with an institutional accredited investor relating to the sale of (i) 990,099 shares of common stock at a price of $1.01 per share (the “Shares”), and (ii) Series L Warrants to purchase up to 643,564 shares of common stock (65% of the number of shares of common stock initially issued) at an exercise price of $1.17 per share, which warrants are not exercisable until six months after issuance and have a term of five years from the date of initial exercisability (the “Warrants” and together with the Shares, the “Securities”).  The aggregate purchase price for the Securities at the initial closing is $1,000,000.  Under the Securities Purchase Agreement, the investor has a right for a period of sixty days from the initial closing to elect to purchase up to an additional $500,000 of Securities on the same terms (which would represent up to an additional 495,050 shares of common stock at a price of $1.01 per share and additional Series L Warrants to purchase up to 321,782 shares of common stock.)

Under the Securities Purchase Agreement, WS agreed to amend the remaining outstanding Series J Warrants, as defined in the Securities Purchase Agreement, such that the exercise price of the Series J Warrants is reduced to $1.17 per share.  In addition, each of the Series J Warrants is modified so that it (i) is not exercisable until the six month anniversary of the closing under the Securities Purchase Agreement, and (ii) the expiration date is extended such that the warrant is exercisable for five years from the delayed initial exercise date.  The outstanding Series J Warrants were originally issued on October 7, 2010, and represent the right to purchase up to an aggregate of 400,001 shares of WS common stock.

The Shares, the Warrants and the Series J Warrants (and the shares of common stock issuable from time to time upon exercise of the Warrants and the Series J Warrants) are registered under an existing shelf registration statement on Form S-3 (Registration No. 333-156603), which was declared effective by the Securities and Exchange Commission on January 30, 2009.

As a result of the sale of the Securities, (i) pursuant to the terms of the outstanding Series B 4% Convertible Preferred Stock (the “Series B Preferred”), the conversion price of the Series B Preferred will be reduced from $1.80 per share of common stock to become $1.01 per share of common stock, and (ii) pursuant to the terms of the outstanding Series K Warrants to purchase 1,700,000 shares of common stock, the exercise price per share of those warrants will be reduced from $2.40 per share of common stock to become $1.01 per share of common stock.  There are currently 2,344.126 shares of Series B Preferred that remain outstanding.  After adjustment to the conversion price as a result of the sale of the Securities, the outstanding Series B Preferred would be convertible into 2,088,825 shares of common stock.

Currently, the conversion price adjustment provision included in the terms of the Series B Preferred has no floor price for adjustments resulting from future sales of common stock (or common stock equivalents) or at the one year anniversary of the original issuance date (February 18, 2012) for any adjustment if the recent trading price (20 day VWAP) is below the then current conversion price.  The Company intends to amend the terms of the Series B Preferred to include a hard floor price of $0.10 per share as a limitation to the conversion price adjustment provision, subject to receipt of the required consent of holders of the remaining outstanding shares of Series B Preferred.

A copy of the form of the Securities Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.  A copy of the form of the Series L Warrants to be issued by WS is filed as Exhibit 4.1 to this Current Report and is incorporated herein by reference.

The foregoing is not a complete summary of the terms of the Securities Purchase Agreement or the Warrants described in this Item 1.01, and reference is made to the complete text of the agreement and the form of warrant that are filed herewith as exhibits.

Item 3.03                   Material Modification to Rights of Security Holders.

The disclosure provided above in Item 1.01 is incorporated by reference into this Item 3.03.

Item 9.01                   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Series L Warrant.

10.1	Form of Securities Purchase Agreement by and among Westinghouse Solar, Inc. and the Purchasers thereto, dated as of August 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 16, 2011

WESTINGHOUSE SOLAR, INC.

By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	Form of Series L Warrant.

10.1	Form of Securities Purchase Agreement by and among Westinghouse Solar, Inc. and the Purchasers thereto, dated as of August 16, 2011.